Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

Counterpath Corporation
Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S8/A (No.333-157036 and No. 333-125812, respectively) of CounterPath Corporation of our report dated July 19, 2012 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO Canada LLP

Vancouver, Canada
July 19, 2012

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.